Exhibit 10.1

ASSIGNMENT, ASSUMPTION AND OPTION AGREEMENT

THIS ASSIGNMENT, ASSUMPTION AND OPTION AGREEMENT ("Agreement") dated the 7th day of October, 2016, by and between BOREAL WATER COLLECTION, INC., 4496 Route 42, P.O. Box 220, Kiamesha Lake, NY 12751 ("Boreal") and CATSKILL SPRINGS LLC, 880 Hillsborough Boulevard, Hillsborough, California 94010 ("Catskill").

WITNESSETH

WHEREAS, Boreal is the contract vendee of a Contract of Sale entered into by BB Development XXVIII LLC, as Seller, and Heather Tilton, as Purchaser, dated December 2, 2015 (the "Contract") for the purchase of real property (together with the artesian springs and associated existing facilities thereon), also known as Shandalee Road, Livingston Manor, New York, being more particularly described as Town of Callicoon Tax Map Parcel Nos. 4-1-11.1 and 14.1 (the "Property"), which Contract was assumed by Boreal in connection with the exercise of its right of first refusal as contained in an Agreement between Leisure Time Spring Water, Inc., Alpine Farms, Inc. and Andrew Krieger and Suri Levow Krieger dated November 1, 1995 and a copy of which is attached as Exhibit A (the "November 1, 1995 Agreement"), as the same has been amended from time to time, and

WHEREAS, Boreal desires to assign the Contract to Catskill, and

WHEREAS, Catskill desires to assume the Contract, and

WHEREAS, pursuant to the November 1, 1995 Agreement, Leisure Time Spring Water, Inc. obtained the rights to draw water from the artisan springs and utilized an existing spring water collection facility located on the Property, pursuant to the terms and provisions of such November 1, 1995 Agreement, and

WHEREAS, the terms and provisions of the November 1, 1995 Agreement between Leisure Time Spring Water, Inc. and Alpine Farms, Inc. were modified by Agreement of Modification dated April 25, 2000 and a copy of which is attached as Exhibit B (the "April 25, 2000 Modification Agreement"), and

WHEREAS, Boreal is the successor, assignee and official legal representative of Leisure Time Spring Water, Inc. and assumed the rights and obligations of Leisure Time Spring Water, Inc., pursuant to the November 1, 1995 Agreement and the April 25, 2000 Modification Agreement, and

WHEREAS, Boreal and BB Development XXVIII, LLC entered into an Agreement of Modification dated June 22, 2016 and a copy of which is attached as Exhibit C (the "June 22, 2016 Modification Agreement"), whereby the terms and revisions of the November 1, 1995 Agreement and the April 25, 2000 Modification Agreement were further modified, and

WHEREAS, Boreal and Catskill desire to have Catskill assume the rights and obligations of Andrew J. Krieger and Suri Levow Krieger as set forth in the November 1, 1995 Agreement, as amended by the April 25, 2000 Modification Agreement and the June 22, 2016 Modification Agreement, and Boreal and Catskill desire to have Boreal assume. the rights and obligations of Leisure Time as set forth in the November 1, 1995 Agreement and the April 25, 2000 Modification Agreement, as modified and restated as hereinafter provided, and

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WHEREAS, the parties desire to acknowledge and restate the terms and provisions of the June 22, 2016 Modification Agreement and Catskill desires to assume the obligations of BB Development XXVIII, LLC contained therein;

NOW THEREFORE, in consideration of the premises and the terms and provisions of this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.       Boreal hereby assigns to Catskill all of Boreal's right, title and interest in and to the Contract, in consideration of the payment by Catskill to Boreal of the sum of One Hundred Fifty Thousand Dollars ($150,000.00) in good and collectible funds, which shall be paid by Catskill to Boreal simultaneously with the closing on the Contract.

2.       The November 1, 1995 Agreement is hereby modified as follows: Boreal shall have an option to repurchase the Property which is the subject matter of the Contract, together with artesian springs, facilities and appurtenances, from Catskill for a period of one (1) year from the date of this Agreement, for the sum of Seven Hundred Fifty Thousand Dollars ($750,000.00), plus reimbursement of all closing and other transaction costs of Catskill with respect to its purchase of the Property pursuant to the Contract and in connection with the repurchase by Boreal, provided that:

(a)       Any late payment or non-payment by Boreal in connection with its payments for water pursuant to the November 1, 1995 Agreement, as modified by the April 25, 2000 Modification Agreement and the June 22, 2016 Modification Agreement, shall result in a waiver by Boreal of its option to repurchase. Notwithstanding the foregoing, Boreal shall have a grace period of ten (10) days to pay any sums due and owing and, if not paid within such ten (10) day period, Catskill shall provide a default Notice, upon which Boreal will have five (5) business days after receipt of such Notice to pay the sums due and owing;

(b)       In the event that Boreal exercises its option to repurchase and then sells, exchanges or otherwise transfers the Property within two (2) years after closing on the repurchase for a sum in excess of Seven Hundred Fifty Thousand Dollars ($750,000.00) (in cash or other consideration), Boreal shall pay to Catskill upon the closing of such sale an amount equal to twenty-five percent (25%) of the amount by which the sales price (in cash or other consideration) of such sale exceeds the amount of Seven Hundred Fifty Thousand Dollars ($750,000.00); and

(c)       Other than as modified as set forth above, the parties hereby restate all the terms and provisions of the November 1, 1995 Agreement and the April 25, 2000 Modification Agreement (with Catskill assuming the rights and obligations of Andrew J. Krieger and Suri Levow Krieger as set forth therein and Boreal assuming the rights and obligations of Leisure Time as set forth therein) and the June 22, 2016 Modification Agreement (with Catskill assuming the obligations of BB Development XXVIII, LLC as set forth therein).

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A Memorandum of Contract shall he prepared, executed and acknowledged by the parties, and filed in the Sullivan County Clerk's Office with respect to such option pursuant to Real Property Law §294, subd. 2.

3.       In the event either party is required to or permitted to give notice to the other party pursuant to this Agreement ("Notice"), Notice shall be given to the other party at the other party's address as set forth at the beginning of this Agreement by (a) personal delivery to the other party, (b) certified mail, return receipt requested or (c) overnight mail or nationally recognized courier. In the event that Notice is given pursuant to (a), Notice shall be deemed to have been received upon delivery. In the event that Notice is given pursuant to (b), Notice shall be deemed to have been received five (5) days after mailing. In the event Notice is given pursuant to (c), Notice shall be deemed to have been received one (1) day after mailing. In the event Notice is given by Catskill, a copy of such Notice shall be simultaneously provided by Catskill to Billing Loughlin & Silver, LLP, 461 Broadway, I'. 0. Box 1447, Monticello, NY 12701, by certified mail, return receipt requested. In the event Notice if given by Boreal, a copy of such Notice shall be simultaneously provided by Boreal to Epstein, Englert, Staley & Coffey, 425 California Street, 17(11 Floor, San Francisco, California 94104, by certified mail, return receipt requested. Either party may change the address to which Notice is to be given to it or to its attorneys (including the choice of its attorneys to whom Notice is to be given), by Notice to the other party at its address as set forth at the beginning of this Agreement.

4.       The parties agree to cooperate in good faith hereafter in taking all additional actions, including the preparation, execution and delivery of all additional documentation, as are reasonably necessary or desirable in connection with carrying out the purposes of this Agreement.

5.       This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. All prior aueements, understandings, and representations of the parties with respect to the subject matter hereof are merged herein and are of no further force and effect except insofar as they are specifically and expressly set forth herein.

6.       This Agreement is binding upon the successors and/or assigns of the parties hereto.

7.       This Agreement may not be modified, amended, changed, altered, supplemented, waived, modified, terminated, rescinded and/or cancelled, in whole or in part, except by writing executed by the parties hereto.

8.       This Agreement is governed by and shall be construed solely in accordance with the internal laws of the State of New York applicable to agreements entered into and to be wholly performed solely within the State of New York, without regard to conflict of law principles.

9.       In the event of any dispute arising out of or referable to this Agreement, the dispute may only be commenced, maintained and prosecuted in the Supreme Court of the State of New York, County of Sullivan, or the United States District Court for the Southern District of New York, White Plains division, in which action both parties voluntarily waive their respective rights to request and/or receive a trial by jury. Both parties hereby waive any claim of an inconvenient forum.

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10. This Agreement may be executed in counterparts, and the counterparts, taken and construed together, shall be deemed and construed as a single unified instrument, enforceable as such. This Agreement may be executed by faxed, photocopied, electronic or e-mailed signatures, which shall be deemed and construed as original signatures and enforceable against the parties and binding as such.

IN WITNESS WHEREOF, the parties have set their hands the date and year first above written to this Agreement.

BOREAL WATER COLLECTION, INC.

By: /s/ Francine Lavoie
Francine LaVoie, CEO

CATSKILL SPRINGS LLC

By: /s/ Marvin Newberg
Marvin Newberg, Authorized Signatory, Assignee

STATE OF NEW YORK	}
}SS.:
COUNTY OF SULLIVAN	}

On the 7th day of October in the year 2016 before me, the undersigned, a notary public in and for said state, personally appeared Francine LaVoie, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

/s/ Mauranne Laforge
Notary Public

STATE OF NEW YORK	}
}SS.:
COUNTY OF SULLIVAN	}

On the 7th day of October in the year 2016 before me, the undersigned, a notary public in and for said state, personally appeared Marvin Newberg, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

/s/ Steven N. Mogel
Notary Public

Notary Public, State of New York

NYS Reg No. 02M06070208

Qualified in Sullivan County

Commission Expires Feb. 25, 2018

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EXHIBIT A

November 1, 1995 Agreement

See Attached.

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AGREEMENT, made this 1st day of November 1995. by and between LEISURE TIME SPRING WATER. INC. (Leisure Time), a New York Corporation, whose address is Box K. Kiamesha Lake. New York 12751, and ALPINE FARMS, INC. (Alpine). a New York Corporation, whose address is c/c KBCA, I Bridge Plaza, Suite 690, F011 Lee, New Jersey 07024, and ANDREW J. KRIEGER and SIMI LEVOW KRIEGER (Owner), residing at 311 Hardenburgh Avenue, Demarest. New Jersey 67626.

WITNESSETH:

WHEREAS, Andrew J Krieger and Suri Levow Krieger (Krieger) are the owners of certain tracts or parcels of land lying, being and situate in the Towns of Callicoon and Rockland County of Sullivan, State of New York, and more particularly described in deeds dated May 18,1988 and recorded in the office of the Clerk of the County of Sullivan on May 23, 1988 in Libel;1345 of Deeds at pages 61 and 65, and

WHEREAS, by agreement dated January 31. 1991, and recorded in the office of the clerk of the County of Sullivan on June 3. 1991, in Liber 1525 of Land Records at page 45, by and between Krieger and Alpine, Krieger did giant. assign, convey, transfer and deliver to Alpine the right and privilege to capture and possess water flowing from all of the springs located on the aforesaid real property, a copy of which agreement is annexed hereto and marked Schedule "A -and is incorporated herein as if more fully set forth at length herein, and

WHEREAS, there is located on said real property artesian springs and an existing spring water collection facility, including, but not limited to two (2) storage tanks, a pump building, piping, and other related equipment necessary for and related to the harvesting of water from the said artesian springs, and

WHEREAS, Leisure Time and Alpine are desirous of entering into an agreement under the terms of which Leisure Time shall obtain the rights to use the said artesian springs, water supply and the existing facility as hereinabove described and for which Alpine shall be compensated therefore as hereinafter set forth,

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NOW, THEREFORE, in consideration of the mutual covenants, promises and representations herein made, the parties do agree as follows:

1. EXCLUSIVITY: Pursuant to the terms of the agreement between Alpine and Krieger aforesaid, Alpine does hereby grant to, Leisure Time the sole and exclusive right to draw water and use the artesian springs, water supply and existing facility as hereinabove described for the term of this agreement together with the rights of Alpine under paragraph 1(i) and 1(ii) thereof. Alpine shall have the right of access to the pump station building and the "gas boy" located therein. Notwithstanding the right of access to the "gas boy", Owner and Alpine represent and agree that they shall not under any circumstances alter or change the access codes thereof. Leisure Time shall have the right to draw water at any time subject only to any limitations which may be imposed against Leisure Time or are imposed against the Owner and/or Alpine under its permits by any governmental authority having jurisdiction thereof. Notwithstanding the foregoing, Alpine shall have the right to sell water from the springs upon the following conditions:

a) Leisure Time shall have the right to veto any proposed sale

b) Leisure Time must consent to such sale.

c) Such sale shall not interfere with Leisure Time's ability to draw water at any time.

d) Such sale shall not interfere with Leisure Time's ability to meet its gallonage requirements as set forth in Schedule "B".

e) Leisure Time shall bill and collect from the purchaser the amount charged upon the sale of said water.

t) The price to he charged per gallon shall not be less than the amount paid by Leisure Time to Alpine as set forth herein.

g) The proceeds of the water sales by Alpine to third parties shall be divided equally between Leisure Time and Alpine.

h) In the event of non-collection of the purchase price from the third party, both Leisure Time and Alpine and/or Owner shall bear the loss equally without any liability to the other.

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i)Notice of any sale by Alpine and the consent thereto by Leisure Time shall be in writing.

2.       MINIMUM GUARANTEE: Leisure Time does hereby guarantee to Owner that it shall draw not less than ten million (10,000,000) gallons per year. In the event that drought or other conditions reduce the capacity of the existing springs to meet the minimum guarantee, such minimum guarantee shall be reduced in accordance with Schedule "B" annexed hereto, e.g., if in any given month the production of the springs cannot meet the demand of Leisure Time as set forth in Schedule "B" (i.e.. July 12% or 1.200,000 gallons), the minimum guarantee shall be reduced by the difference in demand and production. By way of example, if in the month of July production was Six Hundred Thousand (600.000) gallons and demand is One Million Two Hundred Thousand (1,200,000) gallons, the minimum guarantee would be reduced by six hundred thousand (600,000) gallons. Anything herein to the contrary notwithstanding, the minimum guarantee of Leisure Time in the first year of the term of this agreement shall be Seven Million Five. Hundred Thousand (7,500,000) gallons and the obligation of Alpine to provide the minimum gallonage as set forth in Schedule "B" shall be reduced proportionately.

3.       TERM: The term of this agreement shall be forty (40) years to commence on November 1, 1995. A term year shall commence on November 1 and end on October 31.

4.       COMPENSATION! During the first twenty-five (25) years of this agreement, Leisure Time shall pay to Alpine the sum of one cent (1 Cent) per gallon for the first five million (5,000,000) gallons of water drawn and three-fourths of one cent (3/4 cent) for all gallonage thereafter, but no less than Eighty-Seven Thousand Five Hundred ($87,500.00) Dollars per year regardless of the actual gallonage drawn, except during the first year of this agreement the minimum payment shall be Sixty-Eight Thousand Seven Hundred Fifty ($68,750.00) Dollars. Leisure Time shall pay to Alpine the said sum of Eighty-Seven Thousand Five Hundred ($87,500.00) Dollars in twelve (12) equal monthly installments of Seven Thousand Two Hundred Ninety-One and 67/100 ($7,291.67) Dollars except during the first year of this agreement the minimum payment of Sixty-Eight Thousand Seven Hundred Fifty ($68,750.00) Dollars shall be payable in twelve (12) equal monthly installments of Five Thousand Seven Hundred Twenty-Nine and 16/10 ($5,729.16) Dollars. Said payment shall be due no later than the 20th day of the month. In the event that Leisure Time shall draw water in excess of ten million (10,000,000) gallons per year, the difference between the ten million (10,000,000) gallons and the amount actually drawn shall be paid to the Owner at the rate of three-fourths of one cent (3/4 cent) (first 25 years) or one cent (1 cent) (last 15 years) per gallon by the 30th day of November of the next term year. For the last fifteen (15) years of the term of this agreement, Leisure Time shall pay to Alpine for the first five million (5,000.000) gallons of water drawn one and one-quarter cents (1-1/4 cent) per gallon, and for all gallonage thereafter one cent ( 1 cent) per gallon, and the annual minimum payment shall be One Hundred Twelve Thousand Five Hundred ($112,500.00) Dollars payable in twelve (12) monthly installments of Nine Thousand Three Hundred Seventy-Five ($9,375.00) Dollars.

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5.       MAINTENANCE AND REPAIRS: Leisure Time shall be responsible for all of the maintenance and repair of the existing facility including, but not limited to buildings, spring house s, pipes, trails to springs, and if required, the replacement thereof, at its own cost and expense. Alpine and/or Owner, within sixty (60) days from the date hereof, shall fit the spring distribution boxes with pre-cast concrete covers with sealed access hatchways at its own cost and expense. All equipment shall be in working order upon the commencement of this agreement. Alpine shall arrange for a demonstration of its facility for the benefit of Leisure Time.

6.       CAPITAL IMPROVEMENTS; Leisure Time shall be responsible for all future capital improvements, including the replacement of all equipment, including pumps and piping. Leisure Time will consult with Alpine and/or Owner as to the replacement of equipment and with respect to any other improvements and installations. If the existing meters are replaced with meters of a different manufacturer or model, Alpine and/or Owner shall have the right to approve the meter to be installed, which approval shall not be unreasonably withheld.

7.       ELECTRICITY AND TELEPHONE: Leisure Time shall be responsible for the payment of electric necessary to operate the existing facility and for telephone service.

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8.       PERMITS: Leisure Time shall be responsible to secure and maintain such permits as may be necessary for it to harvest water from the subject property. Leisure Time shall pay all testing costs, except such costs as may be associated with the Owner's and/or Alpine's obligation to cure potability problems pursuant to the provisions of paragraph "12" hereof.

9.       SIGNS: Leisure Time shall be entitled to erect such signs as it shall deem appropriate subject to appropriate zoning limitations with respect thereto with approval of Alpine and/or Owner as to size and content, which approval shall not be unreasonably withheld.

10.       POTABILITY: As of the date hereof, Alpine represents that the water quality of its artesian springs meets New York State drinking water standards.

11. TERMINATION:

(A) For causes not attributable to Leisure Time, Leisure Time shall have the right to cancel and terminate this agreement after written notice to Alpine if for a period of ninety (90) days the water quality of the artesian springs does not meet at any time New York State drinking water standards or if the artesian springs become dormant and/or dry, provided, however, that Alpine shall have a period of ninety (90) days to cure potability problems, or if the. Owner and/or Alpine shall fail to perform or materially breach any one or more of the terms and conditions of this agreement for a period of ninety (90) days after written notice.

(B) Owner shall have the right to cancel and terminate this agreement upon ninety (90) days written notice to Leisure Time in the event of a material breach in the performance of any one or more of the terms and conditions hereof, and such breach or failure to perform shall continue for a period of ninety (90) days, it being understood that the failure to make payments when due shall constitute a material breach of this agreement as of the date when such payment shall be due hereunder, or upon the insolvency or bankruptcy of Leisure Time.

12. ASSIGNMENT: This agreement, and any of the rights and privileges conferred hereunder may not be assigned, transferred or conveyed by either party without the written permission and consent of the other, which written consent and/or permission cannot be unreasonably withheld, provided, however that the provisions of this paragraph shall not apply if such assignment, transfer or conveyance is made to an entity in which Leisure Time or Owner is a principal.

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13. OPTION OF FIRST REFUSAL: In the event that the Owner enters into an agreement for the sale of all or a portion of their real property as described in Deed Liber 1345 at pages 61 and 65, copies of which are annexed hereto and marked Exhibit "C", Leisure Time is hereby granted an option of first refusal to purchase the said real property, or any portion thereof, upon the same terms and conditions as the Owner contracts to sell the same. Upon execution of a valid and binding contract between the Owner and a third party, which contract shall be made specifically subject to the terms of this option, the Owner shall give notice to Leisure Time of the proposed sale by delivering a copy of the contract of sale personally or by certified mail, return receipt requested. Leisure Time shall have thirty (30) days from the date of delivery or mailing within which to exercise its option. Leisure Time shall exercise its option of first refusal by delivering to the Owner a check in the amount of the contract deposit, in which event Leisure Time and the Owner shall be bound by the contract of sale.

14. INSURANCE: Leisure Time shall maintain liability insurance with respect to its use and occupation of the property and facilities herein referred to in an amount of not less than Five Million ($5,000,000.00) Dollars. Leisure Time shall maintain fire and other casualty insurance so as to provide sufficient coverage to repair, rebuild and/or replace the facility in the event the same is damaged or destroyed. Owner and Alpine shall be named as an additional insured on Leisure Time policies. Leisure Time shall provide proof of insurance annually.

15. INDEMNIFICATION: If caused by the negligence of Leisure Time, Leisure Time shall indemnify and save harmless the Owner and Alpine from and against any and all liability, loss, claim, cost, expense and damages and from and against any and all suits, claims and demands of every kind and nature, including counsel fees, by or on behalf of any person, firm, association or corporation arising out of or based upon any accident, injury or damage. If caused by the negligence of the Owner and/or Alpine, the Owner and/or Alpine shall indemnify and save harmless Leisure Time from and against any and all liability, loss, claim, cost, expense and damages and from and against any and all suits, claims and demands of every kind and nature, including counsel fees, by or on behalf of any person, firm., association or corporation arising out of or based upon any accident, injury or damage.

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16. INDEPENDENT STATUS: At all times during the term of this agreement or any renewal thereof, Leisure Time, Alpine and Owner shall be considered independent of each other and nothing herein contained shall construe Leisure Time, Alpine or the Owner as an agent or an employee of the other, nor as a partner or joint venture.

17. INTERVENING ACTS: Notwithstanding any other provisions stated herein to the contrary, in the event either party shall be prevented, hindered or delayed in the performance of this agreement by any cause beyond its control, including, but not limited to, acts of God, war, fire, traffic interruptions, governmental orders, regulations or shortage of raw materials, or by strikes of labor disturbances, then performance of this agreement by the party affected shall he suspended and excused during the period of duration of such cause without damages, costs or penalties: provided, however, that if such period of suspension lasts for more than ninety (90) consecutive days, the other party, at its option and as its sole remedy, may terminate this agreement immediately by giving written notice to that effect.

18. GENERAL PROVISIONS:

(a) A memorandum of this agreement may be tiled in the office of the Clerk of the County of Sullivan.

(b) The promises, warranties and agreements herein contained shall bind and inure to the benefit of the respective parties hereto, their legal representatives, successors and assigns.

(c) This agreement may not he modified, changed or supplemented, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged.

(d) This agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York and the. County of Sullivan, In the event that any term of this agreement shall be construed by a court of competent jurisdiction to be illegal or unenforceable at law or in equity, the same shall be deemed to be void and of no force or effect to the extent necessary to bring such term within the provisions of any applicable law or laws and such term as so modified and the balance of the terms of this agreement shall be fully enforceable.

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IN WITNESS WHEREOF, the parties hereto have annexed their signatures on the day and year first above written.

LEISURE TIME SPRING WATER, INC.

BY: /s/ Harold B. Reynolds

Harold B. Reynolds, President

ALPINE FARMS, INC.

BY: /s/ Andrew J. Krieger

Andrew J. Krieger, President

/s/ Andrew J. Krieger

Andrew J. Krieg r

/s/ Suri Levow Krieger

Suri Levow Krieger

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SCHEDULE “A”

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SCHEDULE “B”

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SCHEDULE “C ”

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EXHIBIT B

April 25, 2000 Modification Agreement

See Attached.

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AGREEMENT OF MODIFICATION, made as of the 25th day of April, 2000, by and between LEISURE TIME SPRING WATER, INC. (Leisure Time, a New York Corporation, whose address is Box K. Kiamesha Lake, New York 12751, and ALPINE FARMS, INC. (Alpine), a New York Corporation, whose address is c/o DEERHURST MANAGEMENT CO, INC., 1 Bridge Plaza, Suite 690, Fort Lee, New Jersey 07024.

WITNESSETH:

WHEREAS, the above referenced parties have heretofore entered into an agreement dated November 1, 1995, to which reference is hereby made for the term, covenants, promises and representations made therein, and

WHEREAS, the parties are desirous of modifying the said agreement,

NOW, THEREFORE, in consideration hereof, the parties do agree as follows:

1. Paragraph 2 of said agreement, entitled "MINIMUM GUARANTEE", is hereby modified and amended to read as follows:

“2. MINIMUM GUARANTEE: Leisure Time does hereby guarantee to Owner that it shall draw not less than seven million (7,000,000) gallons per year. In the event that drought or other conditions reduce the capacity of the existing springs to meet the minimum guarantee, such minimum guarantee shall be reduced in accordance with Schedule ‘B’ annexed to the said agreement dated November 1, 1995, e.g., if in any given month the production of the springs cannot meet the demand of Leisure time as set forth in Schedule ‘B’ (i.e., July 12% or 840,000 gallons), the minimum guarantee shall be reduced by the difference in demand and production. By way of example, if in the month of July production was Six Hundred Thousand (600,000) gallons and demand is Eight Hundred Forty Thousand (840,000) gallons, the minimum guarantee would be reduced by two hundred forty thousand (240,000) gallons.

2. Paragraph 4 of said agreement, entitled "COMPENSATION", is hereby modified and amended to read as follows:

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“ 4. COMPENSATION: During the remainder of the first twenty-five (25) years of this agreement, Leisure Time shall pay to Alpine the sum of one cent (1 cent) per gallon for the first five million (5,000,000) gallons of water drawn and three-fourths of one cent (3/4 cents) for all gallonage thereafter, but no less than Sixty-Five Thousand ($65,000.00) Dollars per year regardless of the actual gallonage drawn. Leisure Time shall pay to Alpine the said sum of Sixty-Five Thousand ($65,000.00) Dollars in twelve (12) monthly installments of Five Thousand Four Hundred Sixteen and 67/100 ($5,416.67) Dollars. Said payment shall be due no later than the 20th day of the month. In the event that Leisure Time shall draw water in excess of seven million (7,000,000) gallons per year, the difference between the seven million (7,000,000) gallons and the amount actually drawn shall be paid to the Owner at the rate of three-fourths of one cent (3/4 cents (first 25 years) or one cent (1 cent) (last 15 years) per gallon by the 30th day of November of the next term year. For the last fifteen (15) years of the term of this agreement, Leisure Time shall pay to Alpine for the first five million (5,000,000) gallons of water drawn one and one-quarter cents (1-1/40) per gallon, and for all gallonage thereafter one cent (10) per gallon, and the annual minimum payment shall be Eighty-Two Thousand Five Hundred ($82,500.00) Dollars payable in twelve (12) monthly installments of Six thousand Eight Hundred Seventy-Five ($6,875.00) Dollars."

3. Except as hereby modified and amended, all of the other terms, covenants, promises and representations contained in the said agreement dated November 1, 1995. shall remain in full force and effect.

4. The promises, warranties and agreements herein contained shall bind and inure to the benefit of the respective parties hereto, their legal representatives, successors and assigns.

5. This agreement may not be modified, changed or supplemented, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged.

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6. This agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York and the County of Sullivan. In the event that any term of this agreement shall be construed by a court of competent jurisdiction to be illegal or unenforceable at law or in equity, the same shall be deemed to be void and of no force or effect to the extent necessary to bring such term within the provisions of any applicable law or laws and such term as so modified and the balance of the terms of this agreement shall be fully enforceable.

IN WITNESS WHEREOF, the parties have executed this agreement as of the date and year first above written.

LEISURE TIME SPRING WATER, INC.

By: /s/ Harold B. Reynolds
Harold B. Reynolds, President

ALPINE FARMS, INC.

By: /s/ Andrew J. Kreiger
Andrew J. Krieger, President

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STATE OF NEW YORK )

COUNTY OF SULLIVAN) SS.:

On the 28th day of April, in the year 2000, before me, the undersigned, a Notary Public in the for said State, personally appeared HAROLD B. REYNOLDS, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual or person upon behalf of which the individual acted, executed the instrument.

/s/ Robert M. Rosen
Notary Public

STATE OF NEW JERSEY )

COUNTY OF BERGEN) SS.:

On the ____day of April, in the year 2000, before me, the undersigned, personally appeared ANDREW J. KRIEGER, known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument, and that such individual made such appearance before the undersigned in the State of New Jersey.

/s/ Maria Allicoat
Notary Public

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EXHIBIT C

June 22, 2016 Modification Agreement

See Attached

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AGREEMENT OF MODIFICATION, made as of the 22nd day of June, 2016, by and between Boreal Water Collection, Inc., p/k/a Leisure Time Spring Water, Inc. (Boreal), a New York Corporation, whose address is 4496 Route 42, P.O. Box 220, Kiamesha Lake, NY 12751, and BB Development XXVIII LLC, an Illinois Limited Liability Company, whose address is do MB Financial Bank, 6111 N. River Road, Rosemont, IL 60018.

WITNESSETH:

WHEREAS, Leisure Time Spring Water, Inc. (Leisure Time), a New York Corporation, Alpine Farms, Inc. (Alpine), a New York Corporation, and Andrew J. Krieger and Suri Levow Krieger entered into an agreement dated November 1, 1995 to permit Leisure Time the sole and exclusive right to use certain artesian springs and existing facilities located on certain property located on Shandalee Road in Livingston Manor in the State of New York and more particularly identified as Town of Callicoon SBL 4-1-11 and 4-1-14.1 (Premises), as modified by an Agreement of Modification between Leisure Time and Alpine dated April 25, 2000 (Water Agreement), and

WHEREAS, Boreal Water Collection, Inc. (Boreal) is the successor, assignee and/or legal representative of Leisure Time, and BE Development XXVII LLC is the successor in interest of the remaining parties to the Water Agreement, and

WHEREAS, the parties are desirous of modifying the Water Agreement, NOW, THEREFORE, in consideration hereof, the parties do agree as follows:

1.       Paragraph 13 of the Water Agreement dated November 1, 1995 entitled "Option of First Refusal" is deleted in its entirety and is of no further force and effect.

2.       Except as hereby modified and amended, all of the other terms, covenants, promises and representations contained in the Water Agreement shall remain in full force and effect.

3.       The promises, warranties and agreements herein contained shall bind and inure to the benefit of the respective parties hereto, their legal representatives, successors and assigns.

4.       This agreement may not be modified, changed or supplemented, nor may nay obligations hereunder be waived, except by written instrument signed by the party to be charged.

5.       This agreement shall be governed by, construed, and enforced in accordance with the laws of the State of New York. All disputes arising hereunder shall be adjudicated by a court Of competent jurisdiction in Sullivan County, New York. In the event that any term of this agreement shall be construed by a court of competent jurisdiction to be illegal or unenforceable at law or in equity, the same shall be deemed to be void and of no force or effect to the extent necessary to bring such term within the provisions of any applicable law or laws and such term as so modified and the balance of the terms of this agreement shall be fully enforceable.

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SELLER:	PURCHASER:

BB DEVELOPMENT XXVIII, LLC	BOREAL WATER COLLECTION, INC.

/s/ Brian Nagorsky	/s/ Francine LaVoie
BY: Brian Nagorsky, Authorized Representative	BY: Francine LaVoie, Chairman/CEO

ACKNOWLEDGMENT

STATE OF ILLINOIS	}
}SS.:
COUNTY OF COOK	}

On the 22nd day of June in the year 2016 before me, the undersigned, personally appeared Brian Nagorsky personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name is(are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies) and that by his/her/their signatures on the instrument, the individual(s), or the person upon behalf of which individual(s) acted, executed the instrument and that such individual made an appearance before the undersigned.

/s/ Sandra Zar
Notary Public

STATE OF NEW YORK	}
}SS.:
COUNTY OF SULLIVAN	}

On the 22ND day of June in the year 2016 before me, the undersigned, personally appeared Francine LaVoie personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name is(are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies) and that by his/her/their signatures on the instrument, the individual(s), or the person upon behalf of which individual(s) acted, executed the instrument and that such individual made an appearance before the undersigned.

/s/ Jacob R. Billig
Notary Public